Exhibit 99.3

SAMSON OIL & GAS ANNOUNCES SUSPENSION OF TRADING OF AMERICAN DEPOSITARY SHARES ON NYSE AMERICAN EXCHANGE AND PENDING DELISTING

Denver 1700 hours November 19th, 2017, Perth 0700 hours, November 20th 2017.

As previously announced by the NYSE, trading of the Company’s American Depositary Shares {ADSs), each representing 200 of its ordinary shares, was suspended on November 16. The suspension was the result of a decision by an NYSE Listing Qualifications Panel to deny Samson’s request for additional time to meet the minimum shareholders’ equity requirements for continued listing of the ADSs on the NYSE American and to begin the delisting process for the ADSs by the filing of a Form 25 with the Securities and Exchange Commission.

The ADSs will begin trading on the OTCBB on Monday November 20, 2017 under the symbol SSNYY. Samson has also made arrangements for the ADSs to trade on an OTC Markets trading platform (either OTCQB or OTCQX) once the formalities of that application process are completed.

SAMSON OIL & GAS LIMITED

TERRY BARR Managing Director	For further information please contact, Terry Barr, CEO on 303 296 3994 (US office)

Statements made in this press release that are not historical facts may be forward looking statements, including but not limited to statements using words like “may”, “believe”, “expect”, “anticipate”, “should” or “will.” Actual results may differ materially from those projected in any forward-looking statement. There are a number of important factors that could cause actual results to differ materially from those anticipated or estimated by any forward looking information, including the decisions of third parties, such as regulators and financing sources. A description of the risks and uncertainties that are generally attendant to Samson and its industry, as well as other factors that could affect Samson’s financial results, are included in the prospectus and prospectus supplement for its recent Rights Offering as well as the Company's report to the U.S. Securities and Exchange Commission on Form 10-K, which are available at www.sec.gov/edgar/searchedgar/webusers.htm.

Samson Oil & Gas USA

1331, 17th Street, Suite 710, Denver Colorado 80202 Tel + 1 303 295 0344 Fax + 1 303 295 1961

Samson Oil & Gas Limited

Level 16, AMP Building, 140 St Georges Terrace, Perth Western Australia 6000 / PO Box 7654, Cloisters Square Perth Western Australia 6850
Tel + 61 8 9220 9830 Fax + 61 8 9220 9820 ABN 25 009 069 005 ASX Code SSN

Samson’s Ordinary Shares are traded on the Australian Securities Exchange under the symbol "SSN". Samson's American Depository Shares (ADSs) are expected to be traded on the OTC Markets under the symbol "SSNYY". Each ADS represents 200 fully paid Ordinary Shares of Samson. Samson has a total of 3,283 million ordinary shares issued and outstanding, which would be the equivalent of 16.41 million ADSs. Accordingly, based on the NYSE MKT closing price of US$0.36 per ADS on November 15th, 2017, the Company has a current market capitalization of approximately US$5.9 million. Correspondingly, based on the ASX closing price of A$0.002 for ordinary shares on November 17th, 2017, the Company has a current market capitalization of approximately A$6.5 million.

Company Contact:

Terry Barr

Chief Executive Officer

(303) 296-3994

Samson Oil & Gas USA

1331, 17th Street, Suite 710, Denver Colorado 80202 Tel + 1 303 295 0344 Fax + 1 303 295 1961

Samson Oil & Gas Limited

Level 16, AMP Building, 140 St Georges Terrace, Perth Western Australia 6000 / PO Box 7654, Cloisters Square Perth Western Australia 6850
Tel + 61 8 9220 9830 Fax + 61 8 9220 9820 ABN 25 009 069 005 ASX Code SSN